Exhibit No. 99.1

PRESS RELEASE

Date:	August 22, 2003
Contact:	Stephen D. Conner	or	Headen B. Thomas
Telephone:	704/731-4205		704/731-4438

PIEDMONT REPORTS THIRD QUARTER RESULTS

CHARLOTTE, NC – At its regular quarterly Board of Directors meeting, Piedmont Natural Gas Company (NYSE: PNY) today reported its seasonal losses for the third quarter ended July 31, 2003. The Company reported a net loss of $9.7 million, or $.29 per diluted share, for the third quarter, which includes a decrease in net income of $4.2 million, or $.13 per diluted share, associated with the change in the way we record revenues and cost of gas on volumes delivered but not yet billed beginning this fiscal year. These results compare with a net loss of $9 million, or $.27 per diluted share, in the same period in 2002. For the nine months ended July 31,2003, net income was $79.3 million, or $2.37 per diluted share, compared with net income of $74 million, or $2.25 per diluted share, for the prior nine-month period. This represents a year-over-year 7% increase in net income and 5% increase in diluted earnings per share.

“Our Company has performed well this year despite the pressures on our business from higher wholesale commodity natural gas prices and the integration expenses related to the pending NCNG acquisition. Without the unbilled revenue timing effect, our operating performance in the third quarter improved $.11 per diluted share over the same quarter last year,” commented Thomas E. Skains, President and CEO. “We believe we are on track to close the NCNG transaction with Progress Energy in the fourth quarter and to bring in fiscal year 2003 earnings within the range of guidance previously announced.”

Total throughput for the third quarter was 17.6 million dekatherms, which was reduced by 3 million dekatherms due to the effect of delivered but not yet billed volumes, compared with throughput of 20.9 million dekatherms for the previous year’s quarter. Increases in billed throughput to residential and commercial customers were more than offset by decreased industrial volumes due to higher wholesale natural gas prices and competition from alternate fuels.

Operations and maintenance expenses for the third quarter increased from the prior year quarter primarily due to increases in payroll, benefits and risk insurance costs, the provision for doubtful accounts and NCNG integration expenses.

Other income was $2 million for the quarter, compared with a loss of $0.7 million for the third quarter of the prior year. The Company’s interest in SouthStar Energy Services LLC, which is primarily engaged in the unregulated retail gas market in Georgia, contributed $1.5 million to net income, or $.04 per share, in the third quarter, compared with a loss of $0.7 million, or $.02 per share, in the third quarter of the prior year. Operating results from the Company’s interest in Heritage Propane continued to improve, with a loss of $.02 per share in the third quarter, compared with a loss of $.04 per share in the third quarter of 2002.

Dividend Declared

At the Company’s regular quarterly meeting of its Board of Directors held today, a quarterly dividend on Common Stock of 41.5 cents per share was declared, payable October 15, 2003, to holders of record at the close of business on September 24, 2003.

Earnings Guidance for 2003

Management reaffirms diluted earnings per share guidance for the fiscal year ending October 31, 2003, of between $2.22 and $2.32, including $.17 for the estimated one-time, non-recurring effect of recording revenues for volumes delivered but not yet billed.

This earnings guidance reflects the estimated dilutive effect of integrating NCNG into Piedmont during fiscal year 2003. The proposed $425 million acquisition of NCNG and Progress Energy’s 50% investment in Eastern North Carolina Natural Gas Company is targeted to close in the fourth fiscal quarter of 2003 following receipt of Securities and Exchange Commission (SEC) approval under the Public Utility Holding Company Act.

Forward-Looking Statement

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to risks and uncertainties, including, but not limited to, regulatory issues, allowed rates of return, rate structures, deregulation, unanticipated impacts of regulatory restructuring, the availability and cost of natural gas, competition in the energy industry, customer growth in our service areas, results of financing efforts, economic and capital market conditions, changes in the availability and cost of natural gas, changes in weather conditions, potential loss of large-volume industrial customers to alternate fuels or to bypass or the shift to special competitive contracts, our ability to meet internal performance goals, changes in environmental regulations and cost of compliance, the capital-intensive nature of our business, and risks associated with earnings from our equity investments. We give no assurances that those expectations will be achieved. Forward-looking statements reflect our current expectations only as of the date they are made and we assume no duty to update these statements should expectations change. More information about the risks and uncertainties relating to these forward-looking statements may be found in Piedmont’s SEC filings, which are available on the SEC’s website at http://www.sec.gov.

Conference Call

In conjunction with the third quarter earnings release, you are invited to listen to the conference call that will be broadcast live over the Internet on Monday, August 25, 2003, at 2:30 p.m. Eastern Daylight Time, hosted by President and Chief Executive Officer Thomas E. Skains. Simply log on to the web at www.piedmontng.com and click on Investor Relations, then on Presentations. The conference call will be archived on the Presentations page of the website within the Investor Relations section.

Piedmont Natural Gas
Summary of Operations
(in thousands except per share amounts)

Three Months Ended	July 31
			% Increase
	2003	2002	(Decrease)

	(Unaudited)
Operating Revenues	$140,132	$127,928	10%
Cost of Gas	90,832	80,066	13%
Margin	49,300	47,862	3%
Operations and Maintenance Expenses	37,692	31,915	18%
Depreciation	15,336	14,440	6%
General Taxes	6,032	5,541	9%
Utility Income Taxes	(7,890)	(5,662)	-39%
Operating Income	(1,870)	1,628	-215%
Other Income (Expense), net	1,966	(744)	364%
Utility Interest Charges	9,773	9,861	-1%
Net Income	($9,677)	($8,977)	-8%
Average Shares of Common Stock:
Basic	33,461	32,822	2%
Diluted	33,461	32,822	2%
Earnings Per Share of Common Stock:
Basic	($0.29)	($0.27)	-7%
Diluted	($0.29)	($0.27)	-7%
System Throughput — Dekatherms	17,615	20,898	-16%
Gas Customers Billed in July	718	689	4%
System Average Degree Days — Actual	58	92	-37%
System Average Degree Days — Normal	58	56	4%
Percent Normal Degree Days	100%	164%	-39%

Nine Months Ended	July 31
			% Increase
	2003	2002	(Decrease)

	(Unaudited)
Operating Revenues	$1,041,397	$710,550	47%
Cost of Gas	720,389	420,918	71%
Margin	321,008	289,632	11%
Operations and Maintenance Expenses	114,068	98,203	16%
Depreciation	45,895	42,789	7%
General Taxes	18,779	17,923	5%
Utility Income Taxes	43,889	39,372	11%
Operating Income	98,377	91,345	8%
Other Income (Expense), net	11,012	12,603	-13%
Utility Interest Charges	30,070	29,910	1%
Net Income	$79,319	$74,038	7%
Average Shares of Common Stock:
Basic	33,327	32,691	2%
Diluted	33,439	32,863	2%
Earnings Per Share of Common Stock:
Basic	$2.38	$2.26	5%
Diluted	$2.37	$2.25	5%
System Throughput — Dekatherms	124,064	106,173	17%
Gas Customers Billed in July	718	689	4%
System Average Degree Days — Actual	3,439	2,803	23%
System Average Degree Days — Normal	3,294	3,304	0%
Percent Normal Degree Days	104%	85%	23%

Twelve Months Ended	July 31
			% Increase
	2003	2002	(Decrease)

	(Unaudited)
Operating Revenues	$1,162,876	$821,041	42%
Cost of Gas	795,706	485,300	64%
Margin	367,170	335,741	9%
Operations and Maintenance Expenses	149,291	130,395	14%
Depreciation	60,698	56,293	8%
General Taxes	24,720	25,434	-3%
Utility Income Taxes	35,653	32,718	9%
Operating Income	96,808	90,901	6%
Other Income (Expense), net	10,565	14,462	-27%
Utility Interest Charges	39,875	39,206	2%
Net Income	$67,498	$66,157	2%
Average Shares of Common Stock:
Basic	33,239	32,610	2%
Diluted	33,368	32,798	2%
Earnings Per Share of Common Stock:
Basic	$2.03	$2.03	0%
Diluted	$2.02	$2.02	0%
System Throughput — Dekatherms	144,019	126,538	14%
Gas Customers Billed In July	718	689	4%
System Average Degree Days — Actual	3,640	3,091	18%
System Average Degree Days — Normal	3,529	3,534	0%
Percent Normal Degree Days	103%	87%	18%

Piedmont Natural Gas
Financial Results — Selected Non-Utility Activities

Other Income includes net income resulting from the Company’s investments in the following non-utility activities (in thousands):

		SouthStar
		Energy	Cardinal	Pine Needle
	Propane	Services	Pipeline	LNG

	(Unaudited)
Three Months Ended July 31, 2003	($759)	$1,464	$251	$489
Nine Months Ended July 31, 2003	1,636	5,693	747	1,618
Twelve Months Ended July 31, 2003	1,054	4,744	1,000	2,268

Three Months Ended July 31, 2002	($1,319)	($653)	$259	$573
Nine Months Ended July 31, 2002	(401)	9,811	718	1,652
Twelve Months Ended July 31, 2002	(310)	10,353	974	2,312

Piedmont Natural Gas is an energy services company primarily engaged in the distribution of natural gas to 740,000 residential, commercial and industrial customers in North Carolina, South Carolina and Tennessee. Piedmont is also invested in a number of non-utility, energy-related businesses including companies involved in unregulated retail natural gas and propane marketing, and interstate and intrastate natural gas storage and transportation. More information about Piedmont Natural Gas is available on the Internet at www.piedmontng.com.

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